UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2007

HOUSERAISING, INC.

(Exact name of Registrant as specified in its charter)

North Carolina

(State of Other Jurisdiction of Incorporation)

000-50701

(Commission File Number)

56-2253025

(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212

(Address of Principal Executive Offices, including ZIP Code)

704-532-2121

(Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 11, 2007, the Board of Directors of the Registrant met and agreed that in light of the recent death of Robert V. McLemore, its President and Founder, that it would appoint Mr. Gregory J. Wessling, its Chairman and Chief Executive Officer, to the additional position of President. In addition, the Board of Directors of the Registrant adopted a resolution that the By-Laws would be amended to create the position of Founder-Emeritus and Mr. McLemore would hereafter be remembered by being given that title posthumously.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 11, 2007, the Board of Directors of the Registrant also adopted a resolution to amend the By-laws of the Company pursuant to Article Seven thereof, to reduce the number of the Board of Directors from 8 members to 7 members. As a result of Mr. Robert V. McLemore’s passing, the vacancy on the Board of Directors would thereby be eliminated.

Item 1.01. Entry into Material Definitive Agreements.
Item 3.02. Unregistered Sales of Equity Securities

On January 11, 2007, the Board of Directors of the Registrant met and authorized the entry into three amendments to existing management agreements with Christine M. Carriker, Director, Senior Vice President and Chief Administrative Officer, Richard A. von Gnechten, Chief Financial Officer and Grant S. Neerings, Director, Chief Technology Officer and President of HouseRaisingAcademy, LLC. Ms. Carriker and Mr. Neerings, since they are Directors, abstained from voting on the matters affecting them considered by the Board of Directors. The amendments described herein with respect to Ms. Carriker and Mr. Neerings were approved by the unanimous vote of the six remaining directors, and the amendments described herein with respect to Mr. von Gnechten were approved by a unanimous vote of all seven directors.

Ms. Carriker and Mr. von Gnechten agreed to an amendment to their management agreements which increased the term to five years.

The Board of Directors authorized the issuance of a bonus to Ms. Carriker of 100,000 shares of Class C Convertible Preferred Stock and 400,000 options in consideration of her agreement to amend her management agreement. The options have an exercise price of $0.50 and a 10-year exercise period. All previously granted options, which had an exercise price of $1.25, were withdrawn. The Board also cited as additional consideration Ms. Carriker’s record of exceptional service to the Registrant as further consideration for the bonus.

The Board of Directors authorized the issuance of a bonus to Mr. von Gnechten of 100,000 shares of Class C Convertible Preferred Stock and 833,334 options in consideration of his agreement to amend his management agreement. The options have an exercise price of $0.50 and a 10-year exercise period. All previously granted options, which had an exercise price of $1.00, were withdrawn. The Board also cited as additional consideration Mr. von Gnechten’s record of exceptional service to the Registrant as further consideration for the bonus.

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The Board of Directors authorized the issuance of a bonus to Mr. Grant Neerings of 800,000 options. The options have an exercise price of $0.50 and a 10-year exercise period. All previously granted options, which had a range of exercise prices from $0.50 to $1.00, were withdrawn. The Board also cited as additional consideration Mr. Neering’s continued record of exceptional service to the Registrant as further consideration for the bonus.

The Class C Convertible Preferred Stock is convertible after three years from the date of issuance into ten (10) shares of common stock, and it votes on an “as converted” basis with the common stock on all matters except to approve any merger, sale of assets, combination or reorganization involving the Registrant, or other fundamental corporate transaction involving the Registrant, in which case the Class C Convertible Preferred Stock has a class vote.

The Board of Directors also emphasized that the issuance of 200,000 shares of Class C Convertible Preferred Stock to the Registrant’s insiders would tend to have an anti-takeover effect, and enable management to focus on implementing its business plan without losing control of the Registrant.

The Registrant had 50,769,282 shares of common stock and 1,000,000 shares of Class A Convertible Preferred Stock and 800,000 shares of Class B Convertible Preferred Stock outstanding as of December 31, 2006, for a total of 68,769,282 shares of total outstanding combined voting power. After the issuance of the 200,000 shares of Class C Convertible Preferred Stock described herein, the Registrant will have 70,769,282 shares of total outstanding combined voting power.

The offering of the Class C Convertible Preferred Stock is intended to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

By      /s/ Gregory J. Wessling
Gregory J. Wessling
Chairman, CEO & President

Date: January 22, 2007

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Exhibit Index

Exhibit No.	Description of Exhibit

10	Articles of Amendment for Class C Convertible Preferred Stock

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